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                                                                EXHIBIT 12.1

                             SUNTRUST BANKS, INC.
                      Ratio of Earnings to Fixed Charges
                                (In thousands)

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


                                                                 Year Ended December 31
                                             --------------------------------------------------------------
                                                  1996       1995         1994          1993       1992
                                             --------------------------------------------------------------
RATIO 1 - INCLUDING DEPOSIT INTEREST

Earnings:
  Income before income taxes                  $  903,200   $  825,925   $  781,965   $  700,662  $  575,768
  Fixed charges                                1,476,392    1,363,702      946,283      804,281     988,111
                                             --------------------------------------------------------------
    Total                                     $2,379,592   $2,189,627   $1,728,248   $1,504,943  $1,563,879
                                             ==============================================================

Fixed charges:
  Interest on deposits                         1,083,035      988,725      704,803      632,307     832,372
  Interest on funds purchased                    245,502      239,080      122,055       87,900      87,038
  Interest on other short-term borrowings         48,264       54,843       42,519       21,623       7,027
  Interest on long-term debt                      85,031       68,114       63,119       48,839      48,560
  Portion of rents representative of the
    interest factor (1/3) of rental expense       14,560       12,940       13,787       13,612      13,114
                                             --------------------------------------------------------------
      Total                                   $1,476,392   $1,363,702   $  946,283     $804,281  $  988,111
                                             ==============================================================

Earnings to fixed charges                           1.61 x       1.61 x       1.83 x       1.87 x      1.58 x

RATIO 2 - EXCLUDING DEPOSIT INTEREST

Earnings:
  Income before income taxes                  $  903,200   $  825,925   $  781,965   $  700,662  $  575,768
  Fixed charges                                  393,357      374,977      241,480      171,974     155,739
                                             --------------------------------------------------------------
    Total                                     $1,296,557   $1,200,902   $1,023,445   $  872,636  $  731,507
                                             ==============================================================

Fixed charges:
  Interest on funds purchased                    245,502      239,080      122,055       87,900      87,038
  Interest on other short-term borrowings         48,264       54,843       42,519       21,623       7,027
  Interest on long-term debt                      85,031       68,114       63,119       48,839      48,560
  Portion of rents representative of the
    interest factor (1/3) of rental expense       14,560       12,940       13,787       13,612      13,114
                                             --------------------------------------------------------------
      Total                                   $  393,357   $  374,977   $  241,480   $  171,974  $  155,739
                                             ==============================================================

Earnings to fixed charges                           3.30 x       3.20 x       4.24 x       5.07 x      4.70 x

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